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                          EXHIBIT 99.1


Robert W. Lougee, Jr.             Media:
Vice President and Director,      Thomas L. Lavelle
Corporate Communications          (401) 278-3003
(401) 278-5879

Bruce P. Crooks                   Investor:
(401) 278-6241                    Jodi Kennedy
                                  (401) 278-6444


           Fleet Financial Group Agrees to Acquire
              $2.5-Billion NBB Bancorp, Parent of
              New Bedford Institution for Savings


    Providence, R.I., May 9, 1994: Fleet Financial Group (NYSE-FLT) today agreed to acquire the $2.5-billion NBB Bancorp (NYSE-NBB), New Bedford, Mass., parent company of the New Bedford Institution for Savings (NBIS), for $420 million in stock and cash, plus 2.5 million warrants.

    The proposed merger, which is subject to approval by NBB's stockholders and various federal and state regulatory agencies, was announced by Terrence Murray, Fleet's chairman and chief executive officer, and Robert McCarter, NBB's chairman and chief executive officer. They said the transaction is expected to be closed by early 1995.

    "We are extremely pleased to add to our franchise the communities served by NBB," Murray said. "Our franchise will be extended east from Providence to Cape Cod, adding more than 200,000 households and small businesses to our customer base. This will make Fleet the banking leader in Bristol County, which includes the greater New Bedford area, Fall River, Taunton, the Attleboros and Seekonk. It also will augment our existing franchises in Rhode Island and on Cape Cod."

    McCarter said, "I am very pleased that we have completed negotiations with Fleet to become a part of their fine organization. We believe that the terms of the transaction are very favorable to our stockholders. We view this merger as another positive accomplishment in our effort to provide our communities with a quality financial organization that can make a valuable contribution to the economy and the area."

    Under terms of the agreement, consideration is in the form of approximately 50% stock at $48.50 per NBB share and 50% cash at $48.50 per NBB share. The transaction will be tax-free to those NBB shareholders who elect to tender their shares for Fleet stock.

    In addition, NBB shareholders will receive .277 warrants to purchase Fleet stock for each share of NBB common stock with a strike price of $43 7/8 per share and a term of six years, which is exercisable beginning one year after closing.

    Fleet will repurchase approximately six million common shares for issuance to NBB shareholders. The value of the stock portion of the purchase price is subject to a floating exchange ratio based on a 10-day trading average prior to closing. Funding for the repurchase of Fleet stock and the cash portion of consideration at the closing will be provided through the issuance of term debt.

    NBIS's consumer and small business banking franchise of 52 offices extends throughout Cape Cod, southeastern Massachusetts and into Rhode Island. NBIS, the largest savings bank in Massachusetts and the dominant bank in Bristol County with a 23% deposit share, also is a leading mortgage originator in southeastern Massachusetts. Following the acquisition, Fleet will be the market leader in Bristol County and will substantially expand its presence on Cape Cod.

    "We look forward to providing Fleet's expanded consumer and small business products throughout these markets. Current New Bedford Institution customers, and prospective customers, will discover that Fleet offers an outstanding array of services, many of which they have not been able to access easily," Murray said.

    "Consumers will benefit form Fleet's network of more than 800 branches and 850 ATMs throughout the Northeast, our Galaxy family of mutual funds, discount brokerage services, home equity credit, our debit card and proprietary credit card, and a broad range of other services that distinguish Fleet from our competitors," Murray said.

    "Small businesses will find that Fleet has both the resources and the willingness to lend," Murray added. "We expect our new Easy Business Banking program to be particularly welcome and advantageous for entrepreneurs trying to grow their businesses. We also offer a complete line of business services ranging from cash management and deposit products to investment and trade services."

    For the first quarter of 1994, NBB reported record net income of $7.8 million, or $.90 per share. The company's 1993 net income was $28 million, or $3.26 per share.

    The $420 million purchase price represents 15 times NBB's
1993 earnings, and 168% of the company's book value as of March
31, 1994.

    Fleet Financial Group is $46-billion diversified financial services company listed on the New York Stock Exchange, with approximately 1,200 offices nationwide. Its lines of business include commercial and consumer banking, mortgage banking, consumer finance, asset-based lending, equipment leasing, investment management, and student loan processing.